                                                                EXHIBIT 99.(c.9)

                               CUMMINGS ASSOCIATES

                   CREATING NEW REVENUES FOR THE COMMONWEALTH:

                             A $550 MILLION SOLUTION

                                December 6, 2002

                135 JASON STREET, ARLINGTON, MASSACHUSETTS 02476
       TELEPHONE: 781-641-1215 - FAX: 641-0954 - E-MAIL: CUMMINGSW@AOL.COM

                                    CONTENTS

   Executive Summary                                  i

1. Introduction                                       1

2. Background                                         3

3. "Slots at Tracks" Elsewhere                        7

4. Proposed Structure for Massachusetts              12

5. Financial Projections                             17

6. Summary and Conclusions                           24

   Exhibits                                          26

                                    APPENDIX

                Federal Legal Issues: Memo from Dickstein Shapiro

                                                             CUMMINGS ASSOCIATES

                   CREATING NEW REVENUES FOR THE COMMONWEALTH:

                             A $550 MILLION SOLUTION

                                EXECUTIVE SUMMARY

         The Commonwealth of Massachusetts has seen substantial amounts of consumer spending which formerly circulated within our state now flow to the casinos, race track slot-machine facilities, and state governments of Connecticut and Rhode Island.(1) These states benefit greatly from gaming revenues generated in large part by visitors from Massachusetts. Connecticut receives 25(cent) of each dollar of slot revenue at the Foxwoods and Mohegan Sun casinos (the two largest casinos in the world), and Rhode Island receives 51(cent) of each dollar of gaming-device revenue at Lincoln Park:

                    TOTAL MACHINE REVENUES       ANNUAL GOV'T REVENUES (FY2002)
Connecticut             $1.493 billion                    $373 million

Rhode Island            $  276 million                    $149 million

         There are now more than fifteen thousand legal slot machines operating within 50 miles of Massachusetts, plus several hundred more on the cruise ships operating out of Lynn and Gloucester. In a very real sense, Massachusetts therefore already has casino gaming -- but its casinos are located next door, so the State neither regulates them nor obtains any benefits in terms of jobs and revenues.

                 STATE-REGULATED GAMING DEVICES IN NEW ENGLAND
                             (as of June 30, 2002)

Foxwoods, CT           6,713

Mohegan Sun, CT        6,201

Lincoln, RI            1,702

Newport, RI              776
                      ------
Total                 15,392

         Massachusetts now faces a serious budget crisis. Other states have obtained substantial new revenues for government while at the same time revitalizing their racing industries by authorizing

------------------------
(1) Massachusetts residents also spend less enormous but still significant amounts of money on casino cruise vessels operating out of Lynn and Gloucester, Massachusetts, untaxed by any state.

                                                             CUMMINGS ASSOCIATES
electronic gaming devices like slot machines or "VLTs" (similar "video lottery terminals") at their race tracks. This report assesses the prospects for such devices in Massachusetts.

         As described below, we find that the revenues from such facilities are likely to be substantial. In addition to the direct revenues they would generate for the State, their benefits would include:

          - Race tracks have secure, licensed, large facilities already in place -- they can start slot operations almost immediately

          - Track facilities do not represent a geographic expansion of gambling. They are already licensed as gambling facilities -- only the menu would be broadened

          - Without table games (labor- and accounting-intensive), all wagering can be monitored electronically, easily controlled and regulated

          - They would bring about substantial new capital investments and job creation

         Unlike "full" casinos, there would be no long delay before the race track program could swing into action. All the tracks of Massachusetts have sufficient space within their existing physical plant that is now going essentially unused to install substantial numbers of machines in temporary facilities and begin generating significant revenues within 60 days of full authorization to proceed. Over the next two years, they would all make large investments in the attractive permanent facilities necessary to compete with Rhode Island and Connecticut and take on substantial numbers of new employees. Representative capital expenditures elsewhere have included:

Dover Downs (DE):         $100 million

Louisiana Downs (LA):     $36 million Phase I
                          $56 million Phase II

Evangeline Downs (LA):    $90 million

Delta Downs (LA):         $54 million

Wheeling Downs (WV):      $24 million Phase I
                          $65 million Phase II

         The tracks would also take on substantial numbers of new employees, ultimately amounting to approximately 4,000 direct full-time-equivalent new jobs.

         Although the overall revenues to the Commonwealth from gaming plus the lottery would increase substantially under either scenario, there may be concerns that these devices might have adverse impacts on the revenues now flowing to the cities and towns. These could be resolved by

                                                             CUMMINGS ASSOCIATES
distributing a portion of the slot revenues according to the same formula as that now used for the State Lottery. This would easily offset any potential risk to the current recipients of such revenues.

         Moreover, authorizing such devices at tracks in the Commonwealth will not open the door to unlimited Indian gaming. As described by expert legal counsel in an Appendix to this report, "Class III" Indian gaming (such as casinos) can be conducted only under a compact between each tribe and the State. The Supreme Court has ruled that Indian tribes cannot compel a state to negotiate a compact. Moreover, even under such compacts, gaming is permitted only on existing Native American lands unless the taking of additional land into trust is approved by both the Secretary of the Interior and by the Governor of the state in question. In addition, as demonstrated first by the precedent of Connecticut and more recently by a growing number of other major Indian gaming states, including New York, New Mexico, Arizona, and Wisconsin, Indian casinos can provide substantial revenues for the state. While these are technically not "taxes," but rather "revenue-sharing agreements," under compacts recently executed or now under negotiation in these states, tribal casinos devote significant percentages of their gaming revenues to state governments. Massachusetts could benefit similarly if the Commonwealth does determine to authorize Indian casino gaming.

PROJECTIONS FOR MASSACHUSETTS

         We have conducted an assessment of the prospects for such revenues in Massachusetts under two scenarios. We have assumed for these analyses:

               - Specified numbers of electronic gaming devices at each track:

                        Wonderland / Suffolk Downs / Plainridge / Raynham

               -    Under Scenario A:

                        A Wampanoag casino in Southeastern Massachusetts, with 1,500 more slot machines than each race track, as well as table games (not available at tracks)

               -    Under Scenario B:

                        no such casino

         (Under both scenarios)

               - No other casinos or gaming-device facilities in Massachusetts

               -    All facilities strictly regulated by the State, as elsewhere

               - Similar facilities in New Hampshire, and continued expansion in Rhode Island and CT

               - Facilities in Massachusetts fully competitive with those in RI and Connecticut

                                                             CUMMINGS ASSOCIATES

                    (similar capital investments, cash payouts, promotion, hours of operation, etc.)

               -    "Tax" rates:

                       On race tracks' gaming devices:          51% to state(2)
                            (same as Rhode Island)(3)

                       On the casino's gaming devices:          25% to state
                       (no tax on the casino's table games)
                            (same as Connecticut)

               - An underlying "propensity to gamble" in Massachusetts similar to the average elsewhere

                       ($500 per adult who lives within 10 miles of a gaming
                        facility, less at greater distances; the average for casinos in similar markets is $525)

         Rhode Island's base tax rate of 51% is the highest for all such race track device systems currently operating in the U.S. While New York's legislation, passed in October, 2001, provides for an effective tax rate of 60% or more, its State Lottery and tracks are currently negotiating the terms for the operation of its VLT system. The major tracks have not yet confirmed their participation in the program.

         The gaming-device facilities in Massachusetts must be competitive with those in Connecticut, Rhode Island, and (we assume) New Hampshire. The numbers of machines should not be limited, the conditions of operation (types of machines, hours of operation, etc.) should be liberal, and sufficient funds must be left to the industry to invest in large, attractive facilities and to promote the operation.(4) Projected uses of the slot monies, and distributions of the proceeds, are depicted in Exhibit C. In addition to the 51% allocated directly to the State as gaming taxes, we have assumed that an average of 6% is allocated to purses for the horsemen and kennel operators at the tracks. Projections for slot-machine depreciation and/or lease payments, track operating expenses, and miscellaneous taxes (real estate, payroll, and corporate income) are based upon the experience at existing facilities in other states. The residual balance, projected at 7%, represents the net proceeds to the tracks.

         Assuming that the Massachusetts slot facilities are indeed competitive,

------------------------

(2) As in most other states with such devices, we expect that a small percentage of the proceeds would also be allocated directly to the local jurisdiction within which each facility resides.

(3) Other states' tax rates range from 25%-35%.

(4) Atlantic City casinos, for example, currently spend 23% of their total gaming revenues on promotion alone.

                                                             CUMMINGS ASSOCIATES

         UNDER SCENARIO A (with a casino in Southeastern Massachusetts), we project total annual slot "win," in 2001 dollars, to range from $956 million (with 1,500 devices at each track) to $1.17 billion (with 3,500 devices at each track). Total direct gaming-tax revenues are projected to range from $408 million per year (at 1,500 slots/track) to $524 million (at 3,500 slots/track). These projections are summarized in Exhibit A.

         UNDER SCENARIO B, with no Indian casino in the State, total slot win would be lower, but gaming-tax revenues actually slightly higher, at $411 million to $548 million (Exhibit B). Although the win is lower, government revenues would rise because all of that win would now be generated at the high-tax racing facilities, and none at the lower-"tax" casino.

         Under the different scenarios, the projected rates of slot win range from $115 to $382 per machine per day. These compare favorably with those at the most comparable existing slots-at-track facilities, such as Lincoln (Rhode Island), $360/machine/day; Delaware Park, $370/machine/day; the West Virginia average, $254/machine/day; and the Iowa average, $244/machine/day.

         Under either scenario, much of the slot revenue projected for Massachusetts simply represents the recapture of monies now flowing to Connecticut and Rhode Island, which have already had negative impacts on the Massachusetts Lottery. Any small additional impacts that might occur could be eliminated by distributing a portion of the proceeds from the VLT/slot machines according to the same formula as those of the Lottery.

                                                             CUMMINGS ASSOCIATES

                EXHIBIT A: SUMMARY OF PROJECTIONS -- WITH CASINO



                                  NUMBER      WIN/DAY        TOTAL       TAX       GOV'T
                                 OF SLOTS     PER SLOT      REVENUES     RATE     REVENUES
                                                             ($000)                ($000)
1,500 SLOTS PER TRACK:
   Wonderland *                   1,500        $  366      $  200,545     51%    $  102,278
   Suffolk Downs *                1,500        $  366      $  200,545     51%    $  102,278
   Plainridge                     1,500        $  248      $  135,529     51%    $   69,120
   Raynham                        1,500        $  210      $  114,776     51%    $   58,536
   Wampanoag Casino **            3,000        $  278      $  304,499     25%    $   76,125

   TOTAL MASSACHUSETTS:           9,000                    $  955,894            $  408,336

2,500 SLOTS PER TRACK:
   Wonderland *                   2,500        $  292      $  266,095     51%    $  135,708
   Suffolk Downs *                2,500        $  292      $  266,095     51%    $  135,708
   Plainridge                     2,500        $  173      $  157,509     51%    $   80,330
   Raynham                        2,500        $  145      $  132,608     51%    $   67,630
   Wampanoag Casino **            4,000        $  188      $  275,181     25%    $   68,795

   TOTAL MASSACHUSETTS:          14,000                    $1,097,487            $  488,172

3,500 SLOTS PER TRACK:
   Wonderland *                   3,500        $  222      $  282,977     51%    $  144,318
   Suffolk Downs *                3,500        $  222      $  282,977     51%    $  144,318
   Plainridge                     3,500        $  139      $  178,016     51%    $   90,788
   Raynham                        3,500        $  115      $  147,447     51%    $   75,198
   Wampanoag Casino **            5,000        $  153      $  278,426     25%    $   69,606

   TOTAL MASSACHUSETTS:          19,000                    $1,169,843            $  524,229


*    Suffolk and Wonderland shares of Boston market assumed roughly equal.

** Wampanoag Casino assumed to be located at or near Raynham. Projected revenues are for slots only; Wampanoag Casino table win not included.

                                                             CUMMINGS ASSOCIATES

                 EXHIBIT B: SUMMARY OF PROJECTIONS -- NO CASINO



                                                         TOTAL                   GOV'T
                                  NUMBER    WIN/DAY    REVENUES     TAX        REVENUES
                                 OF SLOTS   PER SLOT    ($000)      RATE        ($000)
1,500 SLOTS PER TRACK:
   Wonderland *                    1,500     $  382    $  209,324    51%      $  106,755
   Suffolk Downs *                 1,500     $  382    $  209,324    51%      $  106,755
   Plainridge                      1,500     $  351    $  192,384    51%      $   98,116
   Raynham                         1,500     $  358    $  195,860    51%      $   99,889
   Wampanoag Casino **                 0     $    0    $        0    25%      $        0

   TOTAL MASSACHUSETTS:            6,000               $  806,892             $  411,515

2,500 SLOTS PER TRACK:
   Wonderland *                    2,500     $  318    $  290,118    51%      $  147,960
   Suffolk Downs *                 2,500     $  318    $  290,118    51%      $  147,960
   Plainridge                      2,500     $  228    $  207,755    51%      $  105,955
   Raynham                         2,500     $  228    $  208,015    51%      $  106,087
   Wampanoag Casino **                 0     $    0    $        0    25%      $        0

   TOTAL MASSACHUSETTS:           10,000               $  996,005             $  507,962

3,500 SLOTS PER TRACK:
   Wonderland *                    3,500     $  241    $  308,358    51%      $  157,263
   Suffolk Downs *                 3,500     $  241    $  308,358    51%      $  157,263
   Plainridge                      3,500     $  182    $  231,985    51%      $  118,312
   Raynham                         3,500     $  177    $  226,739    51%      $  115,637
   Wampanoag Casino **                 0     $    0    $        0    25%      $        0

   TOTAL MASSACHUSETTS:           14,000               $1,075,440             $  548,474


*    Suffolk and Wonderland shares of Boston market assumed roughly equal.

** Wampanoag Casino assumed to be located at or near Raynham. Projected revenues are for slots only; Wampanoag Casino table win not included.

                                                             CUMMINGS ASSOCIATES

  EXHIBIT C: PROJECTED USES OF TRACK SLOT REVENUES AND DISTRIBUTIONS OF PROCEEDS

[PIE CHART]

Misc Taxes                   4%
State Gaming Taxes          51%
Slots/Vendors                5%
Purses                       6%
Track Expenses              27%
Track Net Proceeds           7%

                                                             CUMMINGS ASSOCIATES

                   CREATING NEW REVENUES FOR THE COMMONWEALTH:

                             A $550 MILLION SOLUTION

1. INTRODUCTION

         The race tracks and the Commonwealth of Massachusetts as a whole have seen substantial amounts of consumer spending which formerly accrued to their benefit now flow to the casinos, race track slot-machine facilities, and state governments of Connecticut and Rhode Island. Jobs, tax revenues, and capital investments have followed. These states have benefited greatly from gaming revenues generated in large part by visitors from Massachusetts. In addition, lesser but still significant amounts are spent by Massachusetts residents on casino gambling on cruise ships operating out of Lynn and Gloucester, Massachusetts, untaxed by any state.

         The Commonwealth now faces a serious budget crisis. Other states, including not least Rhode Island, have obtained substantial new government revenues while at the same time revitalizing their racing industries by authorizing slot machines or electronic gaming devices like slot machines such as "VLTs" (video lottery terminals) at their race tracks. This report assesses the prospects for such devices in Massachusetts.

         Section 2 presents background information regarding race tracks, lotteries, the recent proliferation of casinos, and the enormous amounts of consumer spending they attract.

         Section 3 describes how seven other states have responded to their fiscal needs, and to crises in their racing industries, by authorizing gaming devices at their race tracks. With a track record (so far) in six of these states, most fairly small, such devices have typically generated hundreds of millions of dollars for the treasuries of each.

                                                             CUMMINGS ASSOCIATES

         Section 4 lays out two scenarios under which such operations could be conducted in Massachusetts, either with or without a major Wampanoag casino, assumed to be located on the mainland somewhere in southeastern Massachusetts. Under each scenario, we have developed projections under a range of assumptions regarding the number of gaming devices placed into operation at each facility.
Section 5 describes our methodology and findings regarding the revenues these facilities would likely obtain. Section 6 presents a summary and conclusions.

         Supporting documentation is presented in an Appendix following the main body of this report. This appendix presents a memo from the law firm of Dickstein Shapiro Morin & Oshinsky regarding the federal legal issues pertaining to Indian Gaming.

                                                             CUMMINGS ASSOCIATES

2. BACKGROUND

         When they were first authorized in the U.S. (in modern times) by several states in the 1930s, including Massachusetts, and for many years thereafter, race tracks essentially had a monopoly on legal gambling. As a result, they by and large prospered, even while paying high rates of gambling "privilege" taxes. Over the past thirty years, however, the economic environment in which race tracks do business has changed dramatically. Starting with state lotteries in the 1960s, competing forms of legal gambling have proliferated. Thirty-nine states now have lotteries. In the aggregate, they attracted approximately $17.6 billion in consumer spending in 2001 (revenues net of prizes), dwarfing the $3.8 billion that was spent on horse racing, greyhound racing, and jai-alai combined.(5)

         Then came the legitimization of full-scale casino resort/hotels in Nevada, and their expansion to New Jersey, Mississippi, Canada, Connecticut, Detroit, and (authorized but not yet up and running) New York. These now attract tens of billions of dollars in consumer spending each year. Large amounts are also spent on "limited" casino gaming on riverboats in Illinois, Iowa, and other states across the Midwest; at smaller casinos in Colorado and South Dakota; on VLTs ("video lottery terminals") or slot machines at race tracks in six states, and on a widespread basis in several Western states and across most of Canada; on cruise ships operating

------------------------
(5) U.S. gambling statistics for the years 1982-2001 are from Christiansen Capital Advisors LLC. One more often sees comparisons of pari-mutuel handle (roughly $17 billion) with lottery sales (roughly $40 billion). These figures both represent amounts wagered, but in a very real sense they are apples and oranges. The "takeout" on lottery wagers is much higher than at race tracks; state lotteries typically retain forty to fifty percent of the amounts wagered (returning 50-60% in prizes), while race tracks retain, on average, 21-22% of the handle (returning nearly 80% in payouts to winning bettors). The most accurate, apples-to-apples comparison is therefore in terms of consumer spending, or
                                                             CUMMINGS ASSOCIATES
out of Florida and several other states (now including Massachusetts); and at casinos on Indian lands across wide stretches of North America, including Connecticut. Eleven states now authorize casino gambling on a commercial scale without limiting it to Indian tribes:

                Colorado         Louisiana         Nevada

                Illinois         Michigan          New Jersey

                Indiana          Mississippi       South Dakota

                Iowa             Missouri

         Four of these, plus seven additional states, authorize slot machines or slot-machine-like VLTs, some on a widespread basis, others limited to race tracks:

------------------------
revenues net of prizes/payouts, the amounts of money which actually leave customers' pockets (as a group) to provide revenues to each industry. These are the figures discussed in the text.

                                                             CUMMINGS ASSOCIATES

 WIDESPREAD                     LIMITED TO TRACKS
Louisiana(6)                    Delaware

Montana                         Iowa

Nevada                          New Mexico(7)

Oregon                          New York(8)

South Dakota                    Rhode Island

                                West Virginia

         In many other states, casino operations are limited to Native Americans, but in at least eight states, these casinos are quite substantial. These include:

                Arizona         Minnesota

                California      Oklahoma

                Connecticut     Washington

                Kansas          Wisconsin

         All told, 26 of the 50 U.S. states now have casinos or casino-style gambling on a major scale. In all these forms, it attracted roughly $38.2 billion in gross gaming revenues in 2001. Including lesser amounts spent on bingo, charitable games, and card rooms in various states,

------------------------
(6) Louisiana authorized video poker on a widespread basis in 1992, but limited most bars and restaurants to 5 such devices. "Truck stops" were allowed up to 50 (resulting in the construction of a number of mini-casinos), and there was no limit on their number at race tracks. Following the opening of full-scale casinos on riverboats and Indian lands, video poker revenues declined substantially. Race tracks were subsequently authorized to provide all types of slot machines, subject to local approval. The first such facility, at Delta Downs, opened on February 13, 2002, to SRO business.

(7) New Mexico also allows small numbers of slot machines at the liquor-licensed facilities of fraternal/ charitable organizations, but these machines are not
(yet) economically significant.

(8) New York was the most recent state to authorize gaming devices at (some of) its race tracks, in October, 2001. The State Lottery and the tracks are currently negotiating the terms for the operation of these VLTs. With an effective tax rate of at least 60%, the tracks contend that they will lose money on the deal unless the State absorbs a larger share of the expenses of investment and operation. The major tracks have not confirmed their participation in the system.

                                                             CUMMINGS ASSOCIATES
total consumer spending on legal gambling in 2001 was roughly $64.3 billion. The share of all the pari-mutuel racing industries combined was only 5.8%. Exhibit 1 presents a graphic depiction of these trends in total gambling-industry revenues.

         New England has participated extensively in this explosion of legal gambling (Exhibit 2). The two largest casinos in the world, Foxwoods and the Mohegan Sun, are located in Eastern Connecticut. These two casinos "won" more than $2 billion from their customers over the past twelve months. One of the largest "slots at tracks" facilities is located at Lincoln, Rhode Island, and another large one is located at Newport. And despite the competition from these new casinos, the Massachusetts State Lottery remains the best-performing in North America, generating $899 million for the Commonwealth, its cities and towns in FY2001,(9) an average of $141 per resident man, woman, and child. No other state lottery without VLTs produced anything close to this figure; the second-best, Georgia, generated only $87 per person.

         The U.S. leisure economy has also grown enormously and become vastly more diversified. Many leisure activities are available now which simply did not exist in the 1930s, or even the 1960s. Cable television, VCRs, DVDs, the internet, inexpensive air travel and the related (but not-so-inexpensive) theme park resort industry, all the major-league sports, and a host of other diversions now compete much more intensely with pari-mutuel sports for the leisure dollars available. The racing industries have therefore seen their monopolies on legal gambling vanish and their overall competitive positions deteriorate dramatically.

         As indicated in Exhibits 1 and 2, casino gambling is an enormously popular activity. Surveys across North America indicate that roughly fifty percent of the adult population visit

                                                             CUMMINGS ASSOCIATES
casinos, a much higher percentage than that which visits race tracks, or even than that which plays the lottery on a regular basis. Our analyses of consumer spending patterns suggest that, given equal access, adults generally spend five to ten times as much on casino gaming as they typically spend on all other forms of gambling combined. There should therefore be no doubt that casinos are extremely formidable competitors for the leisure spending of the consuming public. Even in those states which do not have them, such as Massachusetts, many consumers will travel long distances to visit them -- and for Massachusetts residents, those distances are not so large. Worcester and Springfield lie closer to Foxwoods than do Bridgeport or Waterbury, Connecticut; Boston is closer to Foxwoods than is Norwalk, Danbury, or Stamford, Connecticut. Within one hundred miles of the Connecticut casinos, there are almost twice as many residents of Massachusetts as there are of Connecticut.

         There are now more than fifteen thousand legal slot machines operating within fifty miles of Massachusetts, plus several hundred more on the cruise ships operating out of Lynn and Gloucester. In a very real sense, Massachusetts therefore already has casino gaming -- but its casinos are located next door, so the State neither regulates them nor obtains any benefits in terms of jobs and revenues.

------------------------
(9) Revenue data and per capita calculations from La Fleur's magazine, September 2002.

                                                             CUMMINGS ASSOCIATES

                  STATE-REGULATED GAMING DEVICES IN NEW ENGLAND
                              (as of June 30, 2002)

Foxwoods, CT              6,713

Mohegan Sun, CT           6,201

Lincoln, RI               1,702

Newport, RI                 776
                         ------
Total                    15,392

                                                             CUMMINGS ASSOCIATES

3. "SLOTS AT TRACKS" ELSEWHERE

         One response to the enormous increase in new competition for the racing industry has been its radical transformation into a television product, via simulcasting at the tracks themselves, at off-track betting locations (OTB), and via account wagering. With the exception of OTB, this has already occurred here in Massachusetts. A second response has been for states to reduce pari-mutuel tax rates. This, too, has already been taken nearly to its limit in Massachusetts; the Commonwealth now derives very little direct tax revenue from racing which it could turn back to the industry.(10) In addition, with the new delivery systems such as simulcasting have come added costs, putting further pressure on the margins of the industry. Without new revenues, the prospects for the Massachusetts racing industry are very grim.

         At the same time, the Commonwealth is facing a substantial state budget deficit. In other states facing similar conditions, one solution to both crises has been to authorize race tracks to provide alternative forms of gambling. If such types of gambling are already available, this philosophy argues, then both the state and the racing industry would benefit from allowing them at race tracks -- licensed, enclosed, highly-regulated locations whose neighbors are generally amenable. For example, race tracks in California, Florida, and, most recently, Minnesota can now offer card rooms with "non-banked" table games of various kinds.(11) Much

------------------------

(10) Massachusetts does continue to tax greyhound racing rather highly, at 5% of handle (although some of these funds are returned to horse and dog tracks to supplement purses). The State also continues to receive substantial direct revenue from all the ordinary taxes on the income produced, sales, and purchases of goods and services made by both industries.

(11) "Non-banked" means that the players do not bet against the house; they bet against each other. The "house" makes money by charging an hourly (or per-pot) seat rental. In Florida, the statutory limits under which these card rooms operate result in very slim profit margins for the tracks.

                                                             CUMMINGS ASSOCIATES
more significant in financial terms, however, the race tracks of New Mexico, Rhode Island, West Virginia, Delaware, Iowa, and Louisiana now offer VLTs (gaming devices much like slot machines), or even slot machines themselves, with real spinning reels. (These are financially much more significant than table games because the vast majority of "casino" customers prefer them. More than three-quarters of most casinos' revenues come from slot machines and similar gaming devices.) The racing industries of all these states have been dramatically revived by these machines,(12) and New York has recently authorized them, as well.

         In the five states in which they have already produced a long-term track record, race track gaming devices generated the following revenue in recent fiscal years (see also Exhibit 3):

                                                              TOTAL ANNUAL             ANNUAL
                  POPULATION   # TRACKS    # DEVICES      MACHINE REVENUES(13)     GOV'T REVENUES
Delaware             0.8 mn       3           5,327           $557 million          $183 million
Iowa                 2.9 mn       3           3,574           $315 million          $ 93 million
New Mexico           1.8 mn       4           2,115(14)       $116 million          $ 29 million
Rhode Island         1.1 mn       2           2,478           $281 million          $149 million
West Virginia        1.8 mn       4           7,021           $596 million          $229 million

------------------------
(12) Except, perhaps, in Louisiana, where "full" slot machines have only recently been authorized, and the race tracks have already suffered from seven years of competition with full-scale riverboat casinos while the tracks' gaming devices were limited to video poker.

     Indiana and Illinois have also used the proceeds from casino gaming to rejuvenate their racing industries. While these states do not allow slots at their tracks, they allocate substantial sums from the proceeds of their riverboat casinos to breeders' funds, purse supplements, promotional activities, and support for operating costs at their race tracks.

(13) Net of prizes paid to players; equivalent to casino "win."

(14) New Mexico had previously limited each track to 300 machines, but recently increased that figure to 600, for an eventual statewide total of 2,400.

                                                             CUMMINGS ASSOCIATES

         In all these states, race tracks have been stabilized, purses for the owners of racing stables and kennels have risen dramatically, people are figuratively lining up to invest in racing and breeding operations, and government revenues derived from gambling have increased three- to five-fold, far outpacing the relative stagnation of neighboring states. Not shown in the numerical statistics is that fact that the racing industries of Delaware, Iowa, Rhode Island and West Virginia would be moribund, if not dead, without slots or VLTs. Instead, these industries have been revitalized. Just one small example:
Dover Downs, in Dover, Delaware,

          - Invested $100 million in new plant and equipment -- including a hotel and conference center

          -    Increased its direct employment from 111 in 1995 to 1,100 in 2002

          - Increased its payroll from $1.6 million in 1995 to $20.1 million in 2002

          - Paid pari-mutuel taxes of $10,500 in 1995, versus $65.6 million in gaming taxes in 2002

         Moreover, direct annual state tax revenues derived from gambling in four of these five small states have increased on the order of $100-200 million
(each).(15) Delaware, Iowa, Rhode Island and West Virginia combined have a population of just 6.6 million, almost identical to that of Massachusetts, and they obtained $654 million in state government revenues in Fiscal 2002 from the gaming devices at their race tracks. (These four states also reaped a combined $248 million in net proceeds from their "traditional" lottery operations, not significantly different from the revenues of similar states without gaming devices at their tracks.)

                                                             CUMMINGS ASSOCIATES

         While New Mexico's performance does not quite reach the same level, it may, however, be particularly relevant by virtue of the fact that it obtains significant revenues from both its race tracks and its Native American casinos. Its racing industry has been revitalized, and the slot machines at its tracks generate substantial revenues for the state. At the same time, New Mexico participates in the revenues of its tribal casinos (albeit modestly, at 8%). Because it has balanced the needs of its racing industry, state government, and tribal casinos, New Mexico may offer a model most appropriate for the current situation of Massachusetts.

         In sum, the major benefits of authorizing slot machines at race tracks would include:

          - Race tracks have secure, licensed, large facilities already in place -- they can begin operations almost immediately

          - Track facilities do not represent a geographic expansion of gambling because they are already licensed as gambling facilities -- only the menu would be broadened

          - Without table games (labor- and accounting-intensive), all wagering can monitored electronically, easily controlled and regulated

          -    Would elicit substantial capital investments and create new jobs

          -    Would generate substantial revenues for the State

------------------------
(15) The exception is New Mexico, where the race track slot facilities compete with 17 lightly-"taxed" Native American casinos. Non-profit/fraternal organizations are also allowed to have small numbers of gaming devices, but these are not economically significant.

                                                             CUMMINGS ASSOCIATES

4. PROPOSED STRUCTURE FOR MASSACHUSETTS

         In their first experiments with VLTs at race tracks in the early 1990s, West Virginia and Rhode Island, the first two states to authorize them, initially enjoyed only very limited success. In order to minimize controversy that the race track facilities might be casinos in disguise, their VLTs were made as unlike slot machines as possible. No "spinning reel" games were allowed (even video poker was at first not allowed in West Virginia); only limited numbers of machines could be deployed; only single bets of 25(cent) could be made; hours of operation were limited; and payouts were made not in cash or tokens, but by voucher, which had to be cashed at a cashier's window. These machines and conditions of play were not very attractive. Revenues were correspondingly modest.

         In 1995, however, Iowa authorized real "spinning reel" slot machines at its race tracks. Its first two facilities, at the Bluffs Run greyhound track and the Prairie Meadows horse track, were spectacularly successful, each achieving revenues (or slot "win") in excess of one hundred million dollars per year. Delaware followed shortly thereafter with similar results. "Real" slots (and similar video games) were clearly what the public wanted to play. West Virginia and Rhode Island took notice, liberalized their conditions of play, and ultimately enjoyed similar success. All the states and provinces of Canada which have subsequently authorized slots at tracks have followed this model. The customer must be given what he or she wants to play.

         The four race tracks of Massachusetts propose that they be authorized to provide similar machines at each of their facilities. These tracks are:

               -    Wonderland Greyhound Park, in Revere,

                                                             CUMMINGS ASSOCIATES

               -    Suffolk Downs, in East Boston,

               -    Plainridge Race Course, in Plainville, and

               -    Raynham-Taunton Greyhound Park, in Raynham.

         We have developed projections, as described in the following section, for the revenues these gaming devices would likely achieve. We have developed these projections under two scenarios:

         SCENARIO A:    In addition to the slot machines at each track, the
                        Wampanoag Tribe of Gay Head and/or other Native
                        Americans are assumed to be authorized to develop one casino somewhere on the mainland in southeastern
                        Massachusetts. For projection purposes, we assume that this casino would be allowed 1,500 more slot machines than any single race track (as well as an unlimited number of table games, which would not be allowed at the tracks), and would be located near Raynham.(16)

         SCENARIO B:    No such casino, nor any other "full" casino, is allowed
                        in Massachusetts.

         We have developed projections under these two scenarios because some would consider it likely that if race tracks are authorized to have gaming devices in the Commonwealth, so too would be the Wampanoags. It is important to recognize, however, that authorizing such devices at race tracks will not open the door to unlimited Indian gaming. As described by expert legal counsel in the Appendix to this report, "Class III" Indian gaming (such as casinos) can be conducted only under a compact between each tribe and the State. The Supreme Court has ruled that Indian tribes cannot compel a state to negotiate a compact. Moreover, even under such compacts, gaming is permitted only on existing Native American lands unless the taking of

                                                             CUMMINGS ASSOCIATES
additional land into trust is approved by both the Secretary of the Interior and by the Governor of the state in question. Neither the Wampanoags nor any other tribe has the right to place a casino wherever they might choose; their development rights, unless extended by the Governor and the Secretary of the Interior, are limited to their existing lands.

         In addition, as demonstrated first by the precedent of Connecticut and more recently by a growing number of other major Indian gaming states, including New York, New Mexico, Arizona, and Wisconsin, Indian casinos can provide significant revenues for the state. While these are technically not "taxes," but rather "revenue-sharing agreements," under compacts recently executed or now under negotiation in these states, tribal casinos devote significant percentages of their gaming revenues to state governments. Massachusetts could benefit similarly if the Commonwealth does determine to authorize Indian casino gaming. (As described below, we assume, under Scenario A, that the Indian casino of Massachusetts would operate under a compact similar to those now in force in Connecticut, with the tribe paying 25% of its slot revenues to the State, but no share of its table-game revenues.)

         Under both scenarios, we assume:

     -    No other casinos or gaming-device facilities in Massachusetts.

     - Gaming-device operations would be continuously monitored and strictly regulated by a State Gaming Commission, as in other states.

     - There would be similar facilities in New Hampshire, and continued expansion of the existing gaming facilities in Rhode Island and Connecticut.

     - The State would receive 51% of the gaming revenues ("win," or "net machine income," as it is called in some other states -- net, that is, of the winnings paid to

------------------------
(16) The more distant from Boston, the lower would likely be the revenues of this casino.

                                                             CUMMINGS ASSOCIATES
          players) at each race track slot facility. This is equal to the base tax rate in Rhode Island, the highest state tax rate for any such system now in operation.(17)

     - (Under Scenario A, as described above, we assume that the compact for the Native American casino would mirror those in Connecticut: 25% of the casino's slot win would be shared with the state, but none of the casino's table-game revenue. The Indian casino would thus have not only a product advantage, because the race tracks could not offer table games, and a size advantage [1,500 more slot machines than any race track], but also a cost advantage over the race track slot facilities.)

     - Under both scenarios, we assume that some portion of the State's share of the gaming revenue is distributed to its cities and towns by a formula identical to that now used for the Massachusetts State Lottery. This would offset any adverse impacts on current Lottery revenues.

     - Market-driven conditions of operation, similar to those elsewhere. Massachusetts's facilities have to be competitive with those of Rhode Island and Connecticut (and, it is assumed for the future, with those of New Hampshire). These market-driven features would specifically include:

          - Substantial investments by the track operators in large, attractive facilities. Illustrative recent capital expenditures elsewhere have been (or are now under way):

Dover Downs (DE):         $100 million

Louisiana Downs (LA):     $36 million Phase I
                          $56 million Phase II

Evangeline Downs (LA):    $90 million

Delta Downs (LA):         $54 million

Wheeling Downs (WV):      $24 million Phase I
                          $65 million Phase II

------------------------
(17) New York enacted legislation in October, 2001, providing for an effective tax rate of 60%(+). However, final agreements have not yet been reached between that State and its race tracks regarding implementation of its system. The tracks contend that they will lose money on the deal; the percentage allocated to cover their expenses will not, in fact, do so. As described in the main body of text above, in addition to the substantial amounts which must be invested in attractive facilities in order to compete with those of neighboring states, significant amounts must also be spent on marketing and promotion in order to maximize revenues both for the State and for the tracks. Rhode Island's tax rate of 51% is the highest of any such system now operating successfully in the U.S.; in other states, the effective tax rate ranges from 25%-35%.
                                                             CUMMINGS ASSOCIATES

          -    Rates of payout (winnings paid back to players) of at least 90%;

          -    Payouts in cash or tokens, not limited to scrip/vouchers;

          - All types of gaming machines should be allowed, including "progressives," which are growing in popularity, and facsimiles of other games of chance;

          - Extended hours of operation: twenty-four hours per day, seven days per week;

          -    No limit on the number of machines at each track; and

          - All other operating policies and procedures similar to those of the competition in neighboring states, including slot "players clubs," data-base marketing, and substantial spending on media marketing and promotion by the device operators. (Atlantic City casinos, for example, spend an average of 23% of their gaming revenues on promotion alone, including complimentary rooms, food, and beverage, but not including marketing in the media.)

         We assume, in addition, that the underlying "propensity to gamble" of the population of Massachusetts is similar to the average found elsewhere. Given the success of the Massachusetts State Lottery and of the casinos and gaming-device facilities in the neighboring states of Connecticut and Rhode Island, this appears to be a reasonable assumption.

         Most importantly, if the gaming devices of Massachusetts are to generate revenues at rates similar to those elsewhere, they must be competitive with them in terms of attractive facilities (necessitating substantial investments), types of machines, payout rates, hours, and all other conditions of operation, including large numbers of machines deployed. We would recommend that such numbers not be limited by the state; higher numbers of machines will yield higher revenues. For projection purposes, and to demonstrate the relationship with revenues, this report examines three alternative numbers of gaming devices: 1,500, 2,500, and 3,500 at

                                                             CUMMINGS ASSOCIATES
each race track. As a practical matter of revenue maximization, however, their number should be set by the marketplace, not by the State.

                                                             CUMMINGS ASSOCIATES

5. FINANCIAL PROJECTIONS

         We have developed projections for race track slot-machine revenues under the structure described above both with and without a Wampanoag casino in Southeastern Massachusetts (Scenarios A and B, respectively). Again, we have assumed that both the slot-machine facilities and the underlying propensity to gamble of the residents of Massachusetts are essentially identical to those elsewhere, and have looked at a range of numbers of slot machines per track.

         In order to develop these projections, we have conducted detailed analyses of the performance of casinos and slot-machine facilities in other states in relation to the demographics of the market areas which surround them. These are summarized in Exhibit 4.

         Our analyses are based upon models that incorporate data for each county in each market including its adult population, per capita income, urban/rural nature, and distance to the nearest casino(s) (or relevant group(s) of casinos and/or race track gaming-device facilities). From these parameters, we estimate the "distance-adjusted" adult population of each market; this is intended to represent the effective market population "as if" the entire population resided within ten miles of a casino. (18) As indicated in Exhibit 4, for example, the total distance-adjusted adult population of the Mississippi/Louisiana slot market is estimated at slightly more than six million. (19) If we divide this figure into the $4.4 billion total slot win of all of the casinos and race track slot

-------------------
(18) And also had per capita income of $20,000 and was urban in nature, i.e., part of a defined metropolitan statistical area. These relationships are based upon statistical analysis of these models and of survey data from several large casino markets. The ten-mile criterion is no special figure; it is simply a benchmark to measure convenient access.

(19) In some markets, the distance-adjusted adult population with respect to table games is smaller; in the New Jersey/Delaware market, for example, the effective "table-game" population is 5.6 million, versus 6.0 million for slots. This is because table games are offered only in Atlantic City, not at the Delaware race tracks. Table games are therefore more distant for some of the population in this area.

                                                             CUMMINGS ASSOCIATES
facilities of this region (less eight percent estimated to come from non-residents of the area), we obtain the ratio figure of $662.61 in total annual slot win, or consumer spending on slot machines, per distance-adjusted adult. In other words, the average adult resident of this market, if he or she lived within ten miles of a casino (again, most of them do not), spent $662.61 on slot-machines. Much less was spent on table games, estimated at $131.15 per distance-adjusted adult. Total casino spending of $793.76 per distance-adjusted adult places this market at the top of this list.(20) The New Jersey/Delaware market ranks nearly as high (its table-game spending actually ranks higher), and most other major markets range from $400 to $600 per adult per year.

         We have developed assumptions for the spending of the residents of Massachusetts (and its neighbors) based upon what we believe to be the most comparable markets elsewhere. As indicated in Exhibit 5, these include most of the major markets listed in Exhibit 4. We have excluded only the most rural markets of Montana and the Midwest, and the capacity-constrained or otherwise hindered markets of Indiana-along-the-Ohio and Oregon. (21) On average, the most comparable markets demonstrate slot spending per distance-adjusted adult approximating $520 per year. At facilities without table games, this would likely be somewhat less. We have assumed the baseline level for such spending in Massachusetts would be $500 per distance-adjusted adult per year. (This is slightly higher than the rate we currently estimate for Rhode

-------------
(20) Survey data indicates that the residents of Nevada spend substantially more. Nevada, however, is very different from most other casino markets. A substantial segment of its population has moved to that state because it has casinos.

(21) The three riverboats serving the Cincinnati market are not enough to meet the demand there; and Oregon does not allow "spinning reel" games on its VLTs, which, as described in the main body text above, are by far the most popular. The Saint Louis and Chicago markets are also somewhat constrained by the capacities of their riverboat casinos; we have therefore adjusted their ratios upwards slightly to apply more appropriately to Massachusetts.

                                                             CUMMINGS ASSOCIATES

Island, but those machines are currently placed in modest facilities, open only eighteen hours per day, and pay prizes with vouchers only, not in cash. If Massachusetts authorizes slot machines, at its race tracks or elsewhere, it is almost certain that Rhode Island would upgrade its offerings, too.)

         We then developed a detailed model based upon the demographics of Massachusetts, Rhode Island, and New Hampshire to develop our projections. A portion of this model is illustrated in Exhibit 6 (note that this exhibit extends over two pages, and presents just a small part of the model). This model includes data on the adult population, per capita income, and urban/rural nature of each county, or portion of a county, in Massachusetts, New Hampshire, and Rhode Island, as well as its distance from each of eight gaming facilities or groups of such facilities: Boston (Wonderland and Suffolk Downs), Plainridge, Raynham, the Massachusetts casino (assumed to be located near Raynham), the Rhode Island pari-mutuel facilities (at Lincoln and Newport), the assumed Southeastern New Hampshire track slot facilities (at Salem and Seabrook), Hinsdale (in Southwest New Hampshire), and the Connecticut casinos.

         Based upon the experience elsewhere, the model incorporates estimates of the "elasticities" of spending versus distance and income, calculates the market shares of each casino or group of casinos based upon a refined "gravity model," "drive-by factors," the estimated impacts of the limited scope of the race track facilities (no table games, and fewer restaurants, hotel rooms, and show rooms than most "full" casinos), and the potential impacts of capacity constraints (primarily in Boston -- when only 1,500 slot machines are assumed at each of the two facilities there, they are projected far from sufficient to adequately meet the demand). The model calculates the impacts of all these factors on the average $500 in baseline spending

                                                             CUMMINGS ASSOCIATES
per adult per year from each county, then allocates that spending to the different casinos in the area.

         The resulting projections for Scenario A, with 1,500 slots at each track and 3,000 at the assumed casino in Southeastern Massachusetts, are presented in some detail in the matrix in Exhibit 7A1. Each column in this exhibit represents a gaming-device facility, or group of facilities. Because Wonderland and Suffolk Downs are located less than a mile apart in East Boston and Revere, we have combined those two tracks into an "E(ast) Boston" group, which therefore has 3,000 slot machines, versus single tracks with 1,500 each at Plainridge and Raynham. The casino is assumed to have 3,000 machines, for a total of 9,000 in Massachusetts as a whole. Each row in the exhibit represents a "source" of casino customers, and each element in the matrix the amount of money spent annually by the customers from each source at each facility (or group thereof). The residents of Suffolk County, for example, are projected to spend $187 million at the two "Boston" race tracks, $6.3 million at Plainridge, $5.8 million at Raynham, and $16.7 million at the Massachusetts casino, for a subtotal of $216.2 million within Massachusetts. They are also projected to spend $7.5 million at the race track slot facilities of Rhode Island, $6.5 million at those of New Hampshire, and $6.9 million at the casinos in Connecticut, for a grand total of $237.1 million in spending from this area.

         In total, from all the counties of Massachusetts, Rhode Island, and New Hampshire, total slot revenues of $955.9 million are projected for the Massachusetts facilities as a group. (22) Win

---------------
(22) Some additional revenues would also come from the residents of Maine, Vermont, Connecticut, New York, and states even further afield. We have assumed these to be very modest. If they only had 1,500 gaming devices, the race track slot facilities in the Boston area would in particular be capacity-constrained (i.e., unable to meet even the local demand), and so not likely to attract many "tourists."

                                                             CUMMINGS ASSOCIATES
per slot per day would exceed $200 at all the facilities in Massachusetts, and exceed $360 at the two race tracks in Boston. ($200 per machine per day is generally considered "comfortably" crowded; at $300 per machine per day, significant numbers of customers are likely being shut out, unable to play at the hours they would prefer.) For comparison, recent figures from other slots-at-tracks facilities include: Lincoln (Rhode Island), $360/machine/day; Delaware Park, $370/machine/day; the West Virginia average, $254/machine/day; and the Iowa average, $244/machine/day. The projected figures for Massachusetts fall squarely within this range.

         Under this scenario with the casino and 1,500 slots at each track, State gaming-tax receipts are projected at $408 million per year.

         With higher numbers of slot machines, both total gaming win and State tax revenues rise significantly. With 2,500 machines at each track (4,000 at the casino; Exhibit 7A2), total win rises to $1.1 billion, and direct State receipts to $488 million. With 3,500 machines at each track (5,000 at the casino; Exhibit
7A3), diminishing returns begin to set in, and total win rises just another $72 million, to $1.17 billion. State gaming-tax revenues, under this scenario, reach $524 million.

         The corresponding projections for Scenario B, without a casino in Massachusetts, are presented in detail in Exhibits 7B1, 7B2 and 7B3. With 1,500 slots at each track, total slot revenues are projected to decline from $956 million with a casino (Exhibit 7A1) to $806 million without one (Exhibit 7B1) -- yet revenues for the State are actually projected to rise slightly, from $408.3 million to $411.5 million. This occurs because some of the "lost" casino win is recaptured by the race track facilities, and all of that win is now taxed at a high rate, with none at

-----------------
With more machines (as in Exhibits 7A2, 7A3, 7B2 and 7B3), they could potentially attract such

                                                             CUMMINGS ASSOCIATES
the lower-"tax" casino. (While the revenues of the Boston facilities rise very little without the casino [they would be overcrowded even without it], those at the other two tracks rise by roughly $137 million.) Under the conditions represented in these two scenarios, therefore, the presence or absence of a casino in Massachusetts has very little impact on projected state revenues.

         With higher numbers of gaming devices at each track, the casino would make more of a difference, but by no very great margin. With no casino and 2,500 slot machines at each track (Exhibit 7B2), State gaming-tax receipts are projected at $510 million, versus $488 million with the casino (Exhibit 7A2). With no casino and 3,500 slots at each track (Exhibit 7B3), the State's direct receipts are projected at $548 million, versus $524 million with the casino (Exhibit 7A3).

         Exhibit 8 presents a graphic depiction of the projected uses of the tracks' slot revenues and distributions of the proceeds. We have assumed that 51% of the revenues are allocated directly to the State as gaming taxes, and that an average of 6% is allocated to purses for the horsemen and kennel operators at the tracks. Projections for slot-machine depreciation and/or lease payments, track operating expenses, and miscellaneous taxes (real estate, payroll, and corporate income) are based upon the experience at existing facilities in other states. The residual balance, projected at 7%, represents the net proceeds to the tracks.

         The projected total gaming revenues and direct State gaming-tax receipts are summarized for each scenario in Exhibits 9A and 9B. Again, for the sake of simplicity, we have not developed independent projections for Wonderland and Suffolk Downs. Located only a mile apart, we assume they split the "Boston"-area revenues roughly equally. In total, as indicated in Exhibit 9A, with a casino in Southeastern Massachusetts, direct State gaming-tax

----------------
visitation. We have not developed projections for this segment of the business here.

                                                             CUMMINGS ASSOCIATES
revenues are projected to range from $408 million per year with 1,500 slots at each track up to $524 million per year with 3,500 slots at each track.

         Without any casino in Massachusetts, as indicated in Exhibit 9B, direct State receipts are projected to range from $411 million per year with 1,500 slots at each track up to $548 million per year with 3,500 slots at each.

         Importantly, a large proportion of these revenues would begin to flow almost immediately. Unlike "full," built-from-scratch casinos, there would be no long delays before the track facilities could open and begin to operate. Built for the large crowds of bygone years, each of the Commonwealth's race tracks has substantial space now going essentially unused to install large numbers of gaming machines within 60 days of full authorization to proceed. While significant additional investments in larger, more sophisticated facilities would be required to realize all the revenues projected here, the majority would begin to flow in very short order.

         Concerns have been voiced that such gaming facilities could have significant negative effects on current State Lottery revenues to the Commonwealth and its cities and towns. Under the scenarios examined here, however, adverse impacts on current lottery revenues are in fact likely to be modest. Much of the slot revenues projected by these models for Massachusetts simply represents the recapture of monies now flowing to Connecticut and Rhode Island, and these flows have already had negative impacts on the Massachusetts Lottery. Any small additional impacts which might occur could be more than offset by the proceeds from the race track and casino slot machines if some portion of them were to be distributed according to the same formula as those of the Lottery.

                                                             CUMMINGS ASSOCIATES

6. SUMMARY AND CONCLUSIONS

         The race tracks and the Commonwealth of Massachusetts have seen substantial amounts of consumer spending which used to circulate within the State now flow to the casinos, race track slot-machine facilities, and state governments of Connecticut and Rhode Island. (Smaller amounts also flow offshore to casino cruise ships operating out of Lynn and Gloucester.) The Commonwealth now faces a serious fiscal crisis. Other states in such circumstances have obtained substantial new government revenues while at the same time revitalizing their racing industries by authorizing gaming devices at their race tracks. These states include Delaware, Iowa, Louisiana, New Mexico, Rhode Island, West Virginia and (not yet in operation) New York.

         Authorizing gaming devices at race tracks will not open the door to unlimited Indian gaming. As described in Appendix B, "Class III" Indian gaming (such as casinos) can be conducted only under a compact between each tribe and the State. The Supreme Court has ruled that Indian tribes cannot compel a state to negotiate a compact. Moreover, even under such compacts, gaming is permitted only on existing Native American lands unless the taking of additional land into trust is approved by both the Secretary of the Interior and by the Governor of the state in question. In addition, Indian casinos, if authorized, can provide substantial revenues for the state. While these are technically not "taxes," but rather "revenue-sharing agreements," some tribal casinos now devote significant percentages of their gaming revenues to state governments. Massachusetts could benefit similarly if the Commonwealth does determine to authorize Indian casino gaming.

                                                             CUMMINGS ASSOCIATES

         Under Scenario A (with a major Wampanoag casino on the mainland in Southeastern Massachusetts), and 3,500 slot machines at each track, we project total annual slot "win," in 2001 dollars, at $1.17 billion. With these numbers of slots, total direct gaming-tax revenues are projected at $524 million per year. Under Scenario B, with no Indian casino, but again with 3,500 slots at each track, total win would be lower, but direct gaming-tax revenues actually slightly higher, at $548 million.

         Much of the slot revenue projected for Massachusetts under either scenario simply represents the recapture of monies now flowing to Connecticut and Rhode Island, which have already had negative impacts on the Massachusetts Lottery. Although the overall revenues to the Commonwealth from gaming plus the lottery would increase substantially under either scenario, concerns may remain that these devices might have adverse impacts on the revenues now flowing to the cities and towns. These could be resolved by distributing a portion of the slot revenues according to the same formula as that now used for the State Lottery. This would easily offset any potential risk to the current recipients of such revenues.

                                                             CUMMINGS ASSOCIATES

                               CUMMINGS ASSOCIATES

                   CREATING NEW REVENUES FOR THE COMMONWEALTH:

                             A $550 MILLION SOLUTION

                                    EXHIBITS

                                December 6, 2002

                135 JASON STREET, ARLINGTON, MASSACHUSETTS 02476
       TELEPHONE: 781-641-1215 - FAX: 641-0954 - E-MAIL: CUMMINGSW@AOL.COM

  EXHIBIT 1: TOTAL U.S.LEGAL GAMBLING REVENUES (BILLIONS OF YEAR 2001 DOLLARS)

            1982    1983    1984    1985   1986    1987     1988      1989    1990     1991
CASINOS    $7.298  $7.677  $8.101  $8.450  $8.694  $9.596  $10.319  $11.090  $12.521  $12.748
LOTTERIES  $3.726  $5.013  $6.587  $7.998  $9.495  $9.504  $11.705  $12.782  $13.097  $12.536
OTHER      $2.064  $2.150  $2.239  $2.519  $2.440  $2.404  $ 2.906  $ 3.286  $ 3.471  $ 3.479
RACING     $4.794  $4.650  $4.698  $4.678  $4.723  $4.937  $ 4.882  $ 4.746  $ 4.719  $ 4.499

             1992    1993     1994     1995     1996     1997     1998     1999     2000     2001
CASINOS    $14.813  $17.837  $21.716  $24.865  $26.771  $29.028  $31.689  $34.459  $37.109  $39.222
LOTTERIES  $13.602  $14.893  $16.090  $16.964  $17.660  $17.640  $18.605  $18.181  $17.521  $17.587
OTHER      $ 3.332  $ 3.342  $ 3.404  $ 3.419  $ 3.696  $ 3.773  $ 3.851  $ 3.922  $ 3.944  $ 3.701
RACING     $ 4.405  $ 4.227  $ 4.152  $ 4.171  $ 4.122  $ 4.062  $ 4.106  $ 4.117  $ 3.871  $ 3.764

                                                             CUMMINGS ASSOCIATES

   EXHIBIT 2: TOTAL NEW ENGLAND LEGAL GAMBLING REVENUES (BILLIONS OF YEAR 2001
                                    DOLLARS)

            1980    1981    1982    1983    1984    1985     1986     1987     1988     1989     1990
CASINOS    $0.000  $0.000  $0.000  $0.000  $0.000  $0.000   $0.000   $0.000   $0.000   $0.000   $0.000
LOTTERIES  $0.360  $0.362  $0.406  $0.471  $0.761  $0.980   $1.166   $1.249   $1.295   $1.339   $1.330
OTHER      $0.127  $0.124  $0.125  $0.128  $0.132  $0.136   $0.143   $0.143   $0.148   $0.153   $0.158
RACING     $0.510  $0.469  $0.455  $0.444  $0.457  $0.457   $0.472   $0.480   $0.454   $0.429   $0.380

               1991     1992     1993     1994     1995     1996     1997     1998     1999       2000        2001
CASINOS       $0.000   $0.131   $0.547   $0.913   $1.111   $1.231   $1.682   $1.842   $1.992     $2.107      $2.231
LOTTERIES     $1.245   $1.287   $1.410   $1.601   $1.590   $1.625   $1.638   $1.786   $1.786     $1.744      $1.735
OTHER         $0.165   $0.167   $0.167   $0.200   $0.199   $0.150   $0.138   $0.136   $0.134     $0.131      $0.129
RACING        $0.340   $0.323   $0.315   $0.287   $0.280   $0.279   $0.271   $0.258   $0.263     $0.257      $0.251

                                                             CUMMINGS ASSOCIATES

     EXHIBIT 3: THE PERFORMANCE OF GAMING DEVICES AT TRACKS IN OTHER STATES
                          (year ending June 30, 2002)

                             STATE            NUMBER           NUMBER        TOTAL ANNUAL      WIN/MACHINE      ANNUAL GOV'T
STATE                     POPULATION         OF TRACKS       OF DEVICES     WIN ($MILLION)         /DAY         REVENUES ($MN)
Delaware                     796,165              3             5,327           $  556.8           $286             $183.1
Iowa                       2,923,179              3             3,574           $  314.7           $244             $ 92.6
Louisiana *                4,465,430              1             1,492           $   54.4           $266             $  8.2
New Mexico                 1,829,146              4             2,115           $  115.7           $191             $ 28.9
Rhode Island               1,058,920              2             2,478           $  281.0           $311             $149.1
West Virginia              1,801,916              4             7,021           $  595.9           $254             $229.3
                          ----------            ---            ------           --------           ----             ------
Totals                    12,874,756             17            22,007           $1,918.5           $239             $691.2


                                                              Cumming Associates



* Does not include Louisiana race tracks with video poker only. Louisiana's only "full" racino, Delta Downs, opened 2/13/02, hence statistics are for part year only (4.5 months). Two others are currently under development.

EXHIBIT 4: CASINO REVENUES(SPENDING) ELSEWHERE, IN TOTAL AND PER RESIDENT ADULT

                                                                  EFFECTIVE ADULT                                      ESTIMATED
                               CASINO REVENUES ($000):               MARKET PO        REVENUES (SPENDING) PER ADULT     DISTANT
                         ------------------------------------  --------------------  -------------------------------
STATE/MARKET               SLOTS        TABLES       TOTAL       SLOTS     TABLES      SLOTS      TABLES      TOTAL    VISITOR %
Mississippi/Louisiana    $4,367,673   $  864,487   $4,696,200  6,064,258  6,064,258  $  662.61  $  131.15  $  793.76       8%
New Jersey/Delaware      $3,776,000   $1,145,400   $4,921,400  6,003,624  5,559,413  $  591.22  $  193.67  $  784.88       6%
Southern New England     $1,777,600   $  572,084   $2,349,684  3,689,569  3,334,438  $  467.34  $  166.42  $  633.76       3%
Major Iowa Markets       $  842,775   $   91,292   $  934,067  1,465,990  1,318,800  $  546.14  $   65.76  $  611.90       5%
Colorado                 $  685,400   $   24,900   $  710,300  1,058,116  1,058,116  $  582.98  $   21.18  $  604.16      10%
South Dakota (in VLTs)   $  285,485   $   10,398   $  295,882    496,123    347,286  $  558.17  $   29.04  $  587.21       3%
Kansas City              $  517,600   $   80,900   $  598,500  1,044,333  1,044,333  $  470.85  $   73.59  $  544.44       5%
Montana (VLTs)           $  277,200                $  277,200    541,502             $  496.55             $  496.55       3%
Greater Chicago          $1,855,800   $  385,800   $2,241,600  4,631,348  4,631,348  $  388.68  $   80.80  $  469.49       3%
Saint Louis              $  683,100   $  101,900   $  785,000  1,640,868  1,640,868  $  403.81  $   60.24  $  464.05       3%
Smaller Illinois Markets $  224,511   $   35,977   $  260,488    634,144    634,144  $  343.42  $   55.03  $  398.45       3%
Small Iowa Markets       $  113,122   $   16,931   $  130,053    390,110    398,400  $  275.47  $   40.37  $  315.85       5%
Small Missouri Markets   $   42,471   $    8,300   $   50,771    164,919    164,919  $  249.80  $   48.82  $  298.62       3%
Cincinnati               $  491,500   $  106,400   $  474,208  2,422,656  2,422,656  $  196.79  $   42.60  $  239.39       3%
Oregon (VLTs; no "ree    $  462,400                $  462,400  2,960,763             $  153.05             $  153.05       2%

          EXHIBIT 5: DEVELOPMENT OF RATIOS FOR MASSACHUSETTS ESTIMATES

                                                   ANNUAL SPENDING PER ADULT:
                                                --------------------------------
                                                 SLOTS       TABLES      TOTAL
AVERAGES FROM OTHER MARKETS:
    Mississippi/Louisiana                       $ 662.61    $ 131.15    $ 793.76
    New Jersey/Delaware                         $ 591.22    $ 193.67    $ 784.88
    Southern New England                        $ 467.34    $ 166.42    $ 633.76
    Major Iowa Markets                          $ 546.14    $  65.76    $ 611.90
    Colorado *                                  $ 582.98   ($  21.18)   $ 604.16
    South Dakota (inc VLTs) *                   $ 558.17   ($  29.04)   $ 587.21
    Kansas City                                 $ 470.85    $  73.59    $ 544.44
    Montana VLTs                                $ 496.55                $ 496.55
    Greater Chicago **                          $ 427.55    $  88.88    $ 516.43
    Saint Louis **                              $ 444.20    $  66.26    $ 510.46

      OVERALL AVERAGES                          $ 524.76    $ 112.25    $ 637.01

 CA ESTIMATES / PROJECTIONS (PER ADULT):

    Typical (land-based) Casino
      (open 24 hours, with coin-out machines)   $ 520.00    $ 110.00    $ 630.00

    Current RI Track Slot Facilities
      (no table games; voucher output only)     $ 470.00    $   0.00    $ 470.00

    Projected MA Track Slot Facilities
      (open 24 hours, with coin-out machines)   $ 500.00    $   0.00    $ 500.00

      (Ratio versus "typical" casinos)                96%          0%         79%

*        Table games limited to $5 bets; not included in overall averages.

** Riverboat markets still somewhat constrained by capacity limitations; ratios raised by 10% for purposes of calculating those applicable to Massachusetts.

                                                             CUMMINGS ASSOCIATES

              EXHIBIT 6: PORTION OF MODEL INPUTS AND CALCULATIONS

                                        Distances:
                                        ---------------------------------
State  County                  Urban?   Boston   Plnrdge   Rnham    MAcas    RI   SENH   Hinsd    CT   Clost
  MA   Barnstable County, MA     1        75        65       50       50     63    105    140     99     50
  MA   Berkshire County, MA      1       115       100      115      115    106    100     47     94     47
  MA   Bristol/Attleboro         1        35         7       10       10     16     56     80     52      7
  MA   Bristol/Taunton           1        32        15        7        7     24     59     87     60      7
  MA   Bristol/Fall River        1        48        23       17       17     21     71     95     53     17
  MA   Bristol/New Bedford       1        54        33       22       22     28     79    107     63     22
  MA   Dukes County, MA                   75        65       50       50     56    100    130     82     50
  MA   Essex/inner               1         9        42       42       42     56     23     76     98      9
  MA   Essex/outer               1        21        50       52       52     65     10     70    110     10
  MA   Franklin County, MA                85        80       90       90     79     70     15     83     15
  MA   Hampden County, MA        1        80        65       80       80     65     80     44     54     44
  MA   Hampshire County, MA      1        80        69       80       80     69     75     27     66     27
  MA   Middlesex/Framingham      1        25        19       32       32     31     35     60     72     19
  MA   Middlesex/inner           1        15        27       32       32     42     25     65     83     15
  MA   Middlesex/outer           1        25        40       47       47     52     15     55     92     15
  MA   Nantucket County, MA              100        90       75       75     85    120    150    110     75
  MA   Norfolk/SW                1        25        10       16       16     24     45     70     70     10
  MA   Norfolk/NE                1        21        21       21       21     38     38     75     84     21
  MA   Plymouth/Brockton         1        27        20       10       10     32     50     85     78     10
  MA   Plymouth/northernmost     1        20        30       20       20     42     45     88     88     20
  MA   Plymouth/balance          1        40        35       20       20     45     70    105     90     20
  MA   Suffolk County, MA        1         7        27       28       28     38     32     73     83      7
  MA   Worcester/Worcester       1        44        28       43       43     32     44     44     62     28
  MA   Worcester/balance         1        50        45       60       60     50     30     30     75     30

       TOTAL MASSACHUSETTS

  NH   Hillsborough County       1        45        75       75       75     85     15     48    104     15
  NH   Cheshire County                    82       112      112      112    122     52     14    101     14
  :                  :           :         :         :        :        :      :      :      :      :      :

                                                             CUMMINGS ASSOCIATES

              EXHIBIT 6: PORTION OF MODEL INPUTS AND CALCULATIONS

                                                                           Impacts:
                                        2001 Adult              Effective  -------------------------------------
State  County                  Urban?   Population   2001 PCI   Distance   Distance  Urban?    Income     Crowdg   Dist-Adj Adults
  MA   Barnstable County, MA     1        160,229     $23,532      50        31%      100%      100%       100%          49,251
  MA   Berkshire County, MA      1         96,764     $22,590      47        32%      100%      100%       100%          30,868
  MA   Bristol/Attleboro         1         37,253     $20,833       7       100%      100%      100%       100%          37,105
  MA   Bristol/Taunton           1         74,506     $20,833       7       100%      100%      100%       100%          74,209
  MA   Bristol/Fall River        1        130,386     $20,833      17        59%      100%      100%       100%          76,258
  MA   Bristol/New Bedford       1        130,386     $20,833      22        50%      100%      100%       100%          65,328
  MA   Dukes County, MA                    10,563     $26,102      50        31%       90%      100%       100%           2,922
  MA   Essex/inner               1        305,313     $27,481       9        86%      100%      100%       100%         262,578
  MA   Essex/outer               1        203,542     $27,481      10        81%      100%      100%       100%         164,329
  MA   Franklin County, MA                 51,177     $19,735      15        63%       90%       97%       100%          28,264
  MA   Hampden County, MA        1        310,209     $19,347      44        33%      100%       96%       100%          98,818
  MA   Hampshire County, MA      1        104,915     $21,311      27        44%      100%      100%       100%          46,674
  MA   Middlesex/Framingham      1        160,179     $33,245      19        55%      100%      100%       100%          87,986
  MA   Middlesex/inner           1        640,716     $33,245      15        63%      100%      100%       100%         405,574
  MA   Middlesex/outer           1        266,965     $33,245      15        63%      100%      100%       100%         168,989
  MA   Nantucket County, MA                 6,125     $31,270      75        24%       90%      100%       100%           1,328
  MA   Norfolk/SW                1        169,736     $33,268      10        81%      100%      100%       100%         137,036
  MA   Norfolk/NE                1        315,224     $33,268      21        52%      100%      100%       100%         163,060
  MA   Plymouth/Brockton         1        116,531     $24,511      10        81%      100%      100%       100%          94,081
  MA   Plymouth/northernmost     1         99,884     $24,511      20        53%      100%      100%       100%          53,203
  MA   Plymouth/balance          1        116,531     $24,511      20        53%      100%      100%       100%          62,070
  MA   Suffolk County, MA        1        474,145     $25,606       7       100%      100%      100%       100%         474,145
  MA   Worcester/Worcester       1        365,679     $22,603      28        44%      100%      100%       100%         159,171
  MA   Worcester/balance         1        156,720     $22,603      30        42%      100%      100%       100%          65,450

       TOTAL MASSACHUSETTS              4,503,680                                                                     2,808,696

  NH   Hillsborough County       1        261,760     $25,697      15        63%      100%      100%       100%         165,694
  NH   Cheshire County                     50,298     $20,964      14        66%       90%      100%       100%          29,840
   :          :                  :              :           :       :         :         :         :          :                :

                                                             CUMMINGS ASSOCIATES

           EXHIBIT 7A1: MATRIX OF REVENUE PROJECTIONS (TOTALS IN $000)

                   Spending to (# slots):
                   -------------------------------------------------     Total
Spending From:      E Boston     Plnrdge       Rnham       MAcasino       Mass          RI          NH            CT        Grand
(share of market)   (3,000)      (1,500)      (1,500)      (3,000)      (9,000)      (4,478)      (4,500)      (15,914)     Total
Suffolk County     $  187,384   $    6,307   $    5,798   $   16,750   $  216,239   $    7,467   $    6,462   $    6,905  $  237,073
                           79%           3%           2%           7%          91%           3%           3%           3%

Essex County       $  106,440        3,210        3,123        9,526   $  122,300        4,495       79,978        6,681  $  213,454
                           50%           2%           1%           4%          57%           2%          37%           3%

Middlesex County   $   90,240       30,583       17,093       50,521   $  188,437       30,442       78,595       33,801  $  331,274
                           27%           9%           5%          15%          57%           9%          24%          10%

Worcester County   $    3,699       12,512        4,941       15,134   $   36,286       24,862       18,192       32,971  $  112,310
                            3%          11%           4%          13%          32%          22%          16%          29%

SE Mass            $    8,121       60,878       72,530      177,123   $  318,652       46,808        3,907       38,559  $  407,926
                            2%          15%          18%          43%          78%          11%           1%           9%

Western Mass       $      824        3,039        1,936        6,363   $   12,161        7,879       25,398       56,873  $  102,312
                            1%           3%           2%           6%          12%           8%          25%          56%

Rhode Island       $      572       15,768        6,124       18,410   $   40,875      234,316          545       37,351  $  313,087
                            0%           5%           2%           6%          13%          75%           0%          12%

New Hampshire      $    3,809        3,232        3,232       10,671   $   20,944        6,295      191,151       17,908  $  236,298
                            2%           1%           1%           5%           9%           3%          81%           8%

GRAND TOTAL        $  401,089   $  135,529   $  114,776   $  304,499   $  955,894   $  362,564   $  404,227   $  231,049  $1,953,733

WIN/SLOT/DAY       $      366   $      248   $      210   $      278                $      222   $      246           na

TAX REVENUES       $  204,555   $   69,120   $   58,536   $   76,125   $  408,336

                                                             CUMMINGS ASSOCIATES

           EXHIBIT 7A2: MATRIX OF REVENUE PROJECTIONS (TOTALS IN $000)

                  Spending to (# slots):
                  -------------------------------------------------     Total
Spending From:     E Boston     Plnrdge       Rnham       MAcasino       Mass          RI          NH            CT         Grand
(share of market)  (5,000)      (2,500)      (2,500)      (4,000)      (14,000)     (4,478)      (4,500)      (15,914)      Total
Suffolk County    $  206,105   $    4,847   $    4,456   $   10,531   $  225,938   $    3,624   $    4,160   $    3,351   $  237,073
                          87%           2%           2%           4%          95%           2%           2%           1%

Essex County      $  128,130        2,870        2,768        6,923   $  140,691        2,553       66,452        3,757   $  213,454
                          60%           1%           1%           3%          66%           1%          31%           2%

Middlesex County  $  144,489       29,729       16,272       39,382   $  229,873       18,760       61,870       20,772   $  331,274
                          44%           9%           5%          12%          69%           6%          19%           6%

Worcester County  $   12,393       15,602        6,163       15,443   $   49,600       19,576       17,156       25,978   $  112,310
                          11%          14%           5%          14%          44%          17%          15%          23%

SE Mass           $   18,786       72,991       87,353      162,941   $  342,070       33,981        3,690       28,184   $  407,926
                           5%          18%          21%          40%          84%           8%           1%           7%

Western Mass      $    5,172        4,307        2,745        7,382   $   19,606        7,055       24,766       50,885   $  102,312
                           5%           4%           3%           7%          19%           7%          24%          50%

Rhode Island      $    2,343       23,311        9,001       22,197   $   56,851      220,219          702       35,315   $  313,087
                           1%           7%           3%           7%          18%          70%           0%          11%

New Hampshire     $   14,773        3,851        3,851       10,382   $   32,857        4,722      184,923       13,796   $  236,298
                           6%           2%           2%           4%          14%           2%          78%           6%

GRAND TOTAL       $  532,190   $  157,509   $  132,608   $  275,181   $1,097,487   $  310,491   $  363,718   $  182,037   $1,953,733

WIN/SLOT/DAY      $      292   $      173   $      145   $      188                $      190   $      221           na

TAX REVENUES      $  271,417   $   80,330   $   67,630   $   68,795   $  488,172

                                                             CUMMINGS ASSOCIATES

           EXHIBIT 7A3: MATRIX OF REVENUE PROJECTIONS (TOTALS IN $000)

                  Spending to (# slots):
                  -------------------------------------------------     Total
Spending From:     E Boston     Plnrdge       Rnham       MAcasino       Mass          RI          NH            CT         Grand
(share of market)  (7,000)      (3,500)      (3,500)      (5,000)      (19,000)     (4,478)      (4,500)      (15,914)      Total
Suffolk County    $  209,579   $    4,929   $    4,531   $    9,670   $  228,709   $    2,722   $    3,125   $    2,517   $  237,073
                          88%           2%           2%           4%          96%           1%           1%           1%

Essex County      $  135,244        3,206        3,078        6,961   $  148,489        2,112       59,758        3,094   $  213,454
                          63%           2%           1%           3%          70%           1%          28%           1%

Middlesex County  $  157,630       32,643       17,846       39,027   $  247,146       15,292       51,834       17,002   $  331,274
                          48%          10%           5%          12%          75%           5%          16%           5%

Worcester County  $   14,756       18,485        7,315       16,556   $   57,112       17,139       15,229       22,830   $  112,310
                          13%          16%           7%          15%          51%          15%          14%          20%

SE Mass           $   20,491       78,589       94,825      160,223   $  354,127       27,698        2,940       23,161   $  407,926
                           5%          19%          23%          39%          87%           7%           1%           6%

Western Mass      $    6,607        5,500        3,506        8,514   $   24,127        6,655       23,551       47,978   $  102,312
                           6%           5%           3%           8%          24%           7%          23%          47%

Rhode Island      $    2,992       29,764       11,446       25,554   $   69,757      208,955          663       33,712   $  313,087
                           1%          10%           4%           8%          22%          67%           0%          11%

New Hampshire     $   18,653        4,900        4,900       11,922   $   40,376        4,437      178,448       13,037   $  236,298
                           8%           2%           2%           5%          17%           2%          76%           6%

GRAND TOTAL       $  565,954   $  178,016   $  147,447   $  278,426   $1,169,843   $  285,010   $  335,549   $  163,331   $1,953,733

WIN/SLOT/DAY      $      222   $      139   $      115   $      153                $      174   $      204           na

TAX REVENUES      $  288,636   $   90,788   $   75,198   $   69,606   $  524,229

                                                             CUMMINGS ASSOCIATES

           EXHIBIT 7B1: MATRIX OF REVENUE PROJECTIONS (TOTALS IN $000)

                  Spending to (# slots):
                  -------------------------------------------------     Total
Spending From:     E Boston     Plnrdge       Rnham       MAcasino       Mass          RI          NH            CT         Grand
(share of market)  (3,000)      (1,500)      (1,500)        (0)        (6,000)      (4,478)      (4,500)      (15,914)      Total
Suffolk County    $  197,594   $    7,873   $    7,237   $        0   $  212,703   $    9,321   $    6,430   $    8,619   $  237,073
                          83%           3%           3%           0%          90%           4%           3%           4%

Essex County      $  109,068        3,934        3,832            0   $  116,833        5,505       82,923        8,192   $  213,454
                          51%           2%           2%           0%          55%           3%          39%           4%

Middlesex County  $   95,126       41,004       23,018            0   $  159,147       40,697       86,297       45,132   $  331,274
                          29%          12%           7%           0%          48%          12%          26%          14%

Worcester County  $    2,798       15,039        5,933            0   $   23,770       29,877       19,123       39,540   $  112,310
                           2%          13%           5%           0%          21%          27%          17%          35%

SE Mass           $   10,458      100,383      143,068            0   $  253,909       81,594        5,443       66,980   $  407,926
                           3%          25%          35%           0%          62%          20%           1%          16%

Western Mass      $      450        3,295        2,099            0   $    5,844        8,542       26,237       61,689   $  102,312
                           0%           3%           2%           0%           6%           8%          26%          60%

Rhode Island      $      385       16,836        6,655            0   $   23,876      248,740          478       39,993   $  313,087
                           0%           5%           2%           0%           8%          79%           0%          13%

New Hampshire     $    2,770        4,019        4,019            0   $   10,809        7,844      195,753       21,893   $  236,298
                           1%           2%           2%           0%           5%           3%          83%           9%

GRAND TOTAL       $  418,648   $  192,384   $  195,860   $        0   $  806,892   $  432,120   $  422,684   $  292,037   $1,953,733

WIN/SLOT/DAY      $      382   $      351   $      358                             $      264   $      257           na

TAX REVENUES      $  213,511   $   98,116   $   99,889   $        0   $  411,515

                                                             CUMMINGS ASSOCIATES

           EXHIBIT 7B2: MATRIX OF REVENUE PROJECTIONS (TOTALS IN $000)

                  Spending to (# slots):
                  -------------------------------------------------     Total
Spending From:     E Boston     Plnrdge       Rnham       MAcasino       Mass          RI          NH            CT         Grand
(share of market)  (5,000)      (2,500)      (2,500)        (0)        (10,000)     (4,478)      (4,500)      (15,914)      Total
Suffolk County    $  215,686   $    5,073   $    4,663   $        0   $  225,421   $    3,792   $    4,353   $    3,507   $  237,073
                          91%           2%           2%           0%          95%           2%           2%           1%

Essex County      $  132,375        2,967        2,861            0   $  138,202        2,639       68,729        3,883   $  213,454
                          62%           1%           1%           0%          65%           1%          32%           2%

Middlesex County  $  164,059       34,292       18,585            0   $  216,937       21,532       69,144       23,661   $  331,274
                          50%          10%           6%           0%          65%           6%          21%           7%

Worcester County  $   14,358       18,195        7,171            0   $   39,724       22,820       19,634       30,133   $  112,310
                          13%          16%           6%           0%          35%          20%          17%          27%

SE Mass           $   29,717      113,272      157,742            0   $  300,730       55,518        5,873       45,804   $  407,926
                           7%          28%          39%           0%          74%          14%           1%          11%

Western Mass      $    5,585        4,654        2,966            0   $   13,204        7,623       26,479       55,006   $  102,312
                           5%           5%           3%           0%          13%           7%          26%          54%

Rhode Island      $    2,555       25,185        9,912            0   $   37,653      236,360          765       38,309   $  313,087
                           1%           8%           3%           0%          12%          75%           0%          12%

New Hampshire     $   15,902        4,116        4,116            0   $   24,134        5,049      192,430       14,685   $  236,298
                           7%           2%           2%           0%          10%           2%          81%           6%

GRAND TOTAL       $  580,235   $  207,755   $  208,015   $        0   $  996,005   $  355,334   $  387,407   $  214,988   $1,953,733

WIN/SLOT/DAY      $      318   $      228   $      228                             $      217   $      236           na

TAX REVENUES      $  295,920   $  105,955   $  106,087   $        0   $  507,962

                                                             CUMMINGS ASSOCIATES

           EXHIBIT 7B3: MATRIX OF REVENUE PROJECTIONS (TOTALS IN $000)

                  Spending to (# slots):
                  -------------------------------------------------     Total
Spending From:     E Boston     Plnrdge       Rnham       MAcasino       Mass          RI          NH            CT         Grand
(share of market)  (7,000)      (3,500)      (3,500)        (0)        (14,000)     (4,478)      (4,500)      (15,914)      Total
Suffolk County    $  218,491   $    5,139   $    4,723   $        0   $  228,353   $    2,838   $    3,257   $    2,624   $  237,073
                          92%           2%           2%           0%          96%           1%           1%           1%

Essex County      $  139,540        3,316        3,183            0   $  146,039        2,185       62,029        3,200   $  213,454
                          65%           2%           1%           0%          68%           1%          29%           1%

Middlesex County  $  178,483       37,588       20,340            0   $  236,411       17,527       57,993       19,344   $  331,274
                          54%          11%           6%           0%          71%           5%          18%           6%

Worcester County  $   17,289       21,800        8,607            0   $   47,696       20,205       17,630       26,780   $  112,310
                          15%          19%           8%           0%          42%          18%          16%          24%

SE Mass           $   32,147      120,319      168,004            0   $  320,470       45,175        4,617       37,664   $  407,926
                           8%          29%          41%           0%          79%          11%           1%           9%

Western Mass      $    7,222        6,016        3,834            0   $   17,072        7,280       25,453       52,507   $  102,312
                           7%           6%           4%           0%          17%           7%          25%          51%

Rhode Island      $    3,304       32,531       12,771            0   $   48,606      226,700          732       37,049   $  313,087
                           1%          10%           4%           0%          16%          72%           0%          12%

New Hampshire     $   20,239        5,277        5,277            0   $   30,793        4,780      186,747       13,978   $  236,298
                           9%           2%           2%           0%          13%           2%          79%           6%

GRAND TOTAL       $  616,716   $  231,985   $  226,739   $        0   $1,075,440   $  326,689   $  358,459   $  193,146   $1,953,733

WIN/SLOT/DAY      $      241   $      182   $      177                             $      200   $      218           na

TAX REVENUES      $  314,525   $  118,312   $  115,637   $        0   $  548,474

                                                             CUMMINGS ASSOCIATES

 EXHIBIT 8: PROJECTED USES OF TRACK SLOT REVENUES AND DISTRIBUTIONS OF PROCEEDS

Misc Taxes                 4%
State Gaming Taxes        51%
Slots/Vendors              5%
Purses                     6%
Track Expenses            27%
Track Net Proceeds         7%

                                                             CUMMINGS ASSOCIATES

                EXHIBIT 9A: SUMMARY OF PROJECTIONS -- WITH CASINO

                                                       TOTAL               GOV'T
                               NUMBER    WIN/DAY      REVENUES    TAX     REVENUES
                              OF SLOTS   PER SLOT      ($000)     RATE    ($000)
1,500 SLOTS PER TRACK:
    Wonderland *                1,500     $  366    $  200,545    51%   $  102,278
    Suffolk Downs *             1,500     $  366    $  200,545    51%   $  102,278
    Plainridge                  1,500     $  248    $  135,529    51%   $   69,120
    Raynham                     1,500     $  210    $  114,776    51%   $   58,536
    Wampanoag Casino **         3,000     $  278    $  304,499    25%   $   76,125

    TOTAL MASSACHUSETTS:        9,000               $  955,894          $  408,336

2,500 SLOTS PER TRACK:
    Wonderland *                2,500     $  292    $  266,095    51%   $  135,708
    Suffolk Downs *             2,500     $  292    $  266,095    51%   $  135,708
    Plainridge                  2,500     $  173    $  157,509    51%   $   80,330
    Raynham                     2,500     $  145    $  132,608    51%   $   67,630
    Wampanoag Casino **         4,000     $  188    $  275,181    25%   $   68,795

    TOTAL MASSACHUSETTS:       14,000               $1,097,487          $  488,172

3,500 SLOTS PER TRACK:
    Wonderland *                3,500     $  222    $  282,977    51%   $  144,318
    Suffolk Downs *             3,500     $  222    $  282,977    51%   $  144,318
    Plainridge                  3,500     $  139    $  178,016    51%   $   90,788
    Raynham                     3,500     $  115    $  147,447    51%   $   75,198
    Wampanoag Casino **         5,000     $  153    $  278,426    25%   $   69,606

    TOTAL MASSACHUSETTS:       19,000               $1,169,843          $  524,229

*  Suffolk and Wonderland shares of Boston market assumed roughly equal.

** Wampanoag Casino assumed to be located at or near Raynham. Projected revenues are for slots only; Wampanoag Casino table win not included.

                                                             CUMMINGS ASSOCIATES

                 EXHIBIT 9B: SUMMARY OF PROJECTIONS -- NO CASINO

                                                       TOTAL               GOV'T
                               NUMBER    WIN/DAY      REVENUES    TAX     REVENUES
                              OF SLOTS   PER SLOT      ($000)     RATE    ($000)
1,500 SLOTS PER TRACK:
    Wonderland *                1,500     $  382    $  209,324    51%   $  106,755
    Suffolk Downs *             1,500     $  382    $  209,324    51%   $  106,755
    Plainridge                  1,500     $  351    $  192,384    51%   $   98,116
    Raynham                     1,500     $  358    $  195,860    51%   $   99,889
    Wampanoag Casino **             0     $    0    $        0    25%   $        0

    TOTAL MASSACHUSETTS:        6,000               $  806,892          $  411,515

2,500 SLOTS PER TRACK:
    Wonderland *                2,500     $  318    $  290,118    51%   $  147,960
    Suffolk Downs *             2,500     $  318    $  290,118    51%   $  147,960
    Plainridge                  2,500     $  228    $  207,755    51%   $  105,955
    Raynham                     2,500     $  228    $  208,015    51%   $  106,087
    Wampanoag Casino **             0     $    0    $        0    25%   $        0

    TOTAL MASSACHUSETTS:       10,000               $  996,005          $  507,962

3,500 SLOTS PER TRACK:
    Wonderland *                3,500     $  241    $  308,358    51%   $  157,263
    Suffolk Downs *             3,500     $  241    $  308,358    51%   $  157,263
    Plainridge                  3,500     $  182    $  231,985    51%   $  118,312
    Raynham                     3,500     $  177    $  226,739    51%   $  115,637
    Wampanoag Casino **             0     $    0    $        0    25%   $        0

    TOTAL MASSACHUSETTS:       14,000               $1,075,440          $  548,474

*  Suffolk and Wonderland shares of Boston market assumed roughly equal.

** Wampanoag Casino assumed to be located at or near Raynham. Projected revenues are for slots only; Wampanoag Casino table win not included.

                                                             CUMMINGS ASSOCIATES